Exhibit 10.11

June 9, 2007

To: Joseph Jiang

Dear Joseph

This letter will formally set forth our offer of employment with InvenSense, Inc. (the “Company”), and shall supersede all other verbal and written offers. We are pleased to offer you the position of Vice President of Marketing reporting initially to Steve Nasiri, the Company CEO. As such, you will be responsible along with the rest of the Company’s team for the successful execution of the Company’s business plan. More specifically, you will be responsible for the following tasks and duties:

1.	General area of responsibilities will be, but not limited to, the following;
a.	Identifying market opportunities
b.	Sizing potential revenues, costs, and risks
c.	Prioritizing opportunities and delivering product line roadmap
d.	Translating market opportunities into detail market and product requirements
e.	Project management of product through its lifecycle including partnering with the leadership team to set revenue, margin, and cash flow targets, then deliver/exceed plan
f.	Identify critical partners and lead related business development activities, as required
g.	Partner with sales teams and customers to close business
2.	Lead the development of the company’s brand/market positioning efforts including website, collateral, public relations, analyst, and related activities.
3.	Following are list of specific short term tasks that you will be working on;
a.	Driving the motion sensor (MPU/IAG) product definition and marketing strategy
i.	Finalizing the product specifications and validating them with key customers
ii.	Identifying key customers for developing beta site testing and validation
iii.	Driving product development and technology road map
iv.	Identifying list of key partners and application developer for driving the product to market faster
4.	Managing and strengthening application engineering and development towards solutions and reference design for Optical Image Stabilization, Electronic Image Stabilization, Motion Sensing, gesture Command, and LBS.
5.	Assisting with establishing the Taiwan Hub for the operation and customer support.
6.	Perform other duties and tasks that may be assigned from time to time.

Your base salary will be One Hundred and Forty Thousand dollars ($140,000) per annum plus performance bonus as stated below.

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Fifty Thousand dollars ($50,000) base for the performance bonuses with deliverables to be agreed upon during the first 30 days of your employment. Payment will be made after your 1st anniversary; to qualify you must be employed full time and in good standing. The bonus matrix will be according to the company’s employee bonus plan.

Upon becoming a full time employee of the company, your base salary, and benefits, will be payable in accordance with the Company’s standard payroll and benefit policies.

Pending approval of the Board of Directors and upon your acceptance of the employment offer set forth in this letter, you will be recommended for standard employee stock option plan of Company Common Stock to be approved at our next Board of Directors’ Meeting at price per share to be then determined by the board as the current fair market value share price of the Company’s Common Stock, last price was set at $0.32 per share. The stock option Grant shall be for Two Hundred Thousand shares, (200,000). These shares shall be vested over a four-year period at the rate of 25% of the shares after completion of the first twelve months of service and 1/48th per month thereafter, and are accordance to company’s approved ESOP plan grants.

Like all of the other employees of the Company your employment by the Company will constitute an “at will” employment and can be terminated at any time upon notice by either yourself or the Company management. This offer will be contingent upon your acceptance of the company’s Employee Proprietary Information Agreement. Also, you must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (1-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

We would like you to start on or sooner, if mutually agreeable, than June 18th, 2007.

This offer will expire on June 12th, 2007 at 6:00PM.

If the foregoing correctly reflects our understanding please sign where indicated below. We are very pleased and excited about your acceptance of our offer of employment We believe you can add a lot of value to the company and we are looking forward to our working together.

Very Truly Yours,
INVENSENSE, INC.

/s/ Steve Nasiri
Steve Nasiri, President & CEO

Accepted

/s/ Joseph Jiang
Date 6-11-07

Start Date:	6-12-07

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